                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                              Lockheed Corporation
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                  539821108
                                 (CUSIP Number)



      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

(See Rule 13d-7.)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                               CUSIP No. 539821108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO PLC
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member                 (a)   |_|
      of a Group (See Instructions)                         (b)   |X|

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

Number of Shares              (5)   Sole Voting Power
Beneficially                              None
Owned by                      (6)   Shared Voting Power
Each Reporting                      7,913,775
Person With                   (7)   Sole Dispositive Power
                                      None
                              (8)   Shared Dispositive Power
                                    7,913,775

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,913,775

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            |_|

(11)  Percent of Class Represented by Amount in Row (9)
      3.974%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                               CUSIP No. 539821108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Group, Ltd.
      No. S.S. or I.R.S. Identification Number

(2)   Check the Appropriate Box if a Member                 (a)   |_|
      of a Group (See Instructions)                         (b)   |X|

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      England

Number of Shares              (5)   Sole Voting Power
Beneficially                              None
Owned by                      (6)   Shared Voting Power
Each Reporting                      7,913,775
Person With                   (7)   Sole Dispositive Power
                                      None
                              (8)   Shared Dispositive Power
                                    7,913,775

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,913,775

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            |_|

(11)  Percent of Class Represented by Amount in Row (9)
      3.974%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                               CUSIP No. 539821108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Group Services, Inc.
      I.R.S. I.D. No. 58-1995394

(2)   Check the Appropriate Box if a Member                 (a)   |_|
      of a Group (See Instructions)                         (b)   |X|

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                              None
Owned by                      (6)   Shared Voting Power
Each Reporting                      7,913,775
Person With                   (7)   Sole Dispositive Power
                                      None
                              (8)   Shared Dispositive Power
                                    7,913,775

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,913,775

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            |_|

(11)  Percent of Class Represented by Amount in Row (9)
      3.974%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                               CUSIP No. 539821108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO, Inc.
      I.R.S.  I.D. No. 58-2075867

(2)   Check the Appropriate Box if a Member                 (a)   |_|
      of a Group (See Instructions)                         (b)   |X|

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                              None
Owned by                      (6)   Shared Voting Power
Each Reporting                      7,913,775
Person With                   (7)   Sole Dispositive Power
                                      None
                              (8)   Shared Dispositive Power
                                    7,913,775

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,913,775

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            |_|

(11)  Percent of Class Represented by Amount in Row (9)
      3.974%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                               CUSIP No. 539821108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO North American Holdings, Inc.
      I.R.S.  I.D. No.  51-0264787

(2)   Check the Appropriate Box if a Member                 (a)   |_|
      of a Group (See Instructions)                         (b)   |X|

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                              None
Owned by                      (6)   Shared Voting Power
Each Reporting                      7,913,775
Person With                   (7)   Sole Dispositive Power
                                      None
                              (8)   Shared Dispositive Power
                                    7,913,775

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,913,775

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            / /

(11)  Percent of Class Represented by Amount in Row (9)
      3.974%

(12)  Type of Reporting Person (See Instructions)

      H.C.

                               CUSIP No. 539821108

(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      INVESCO Capital Management, Inc. (formerly known as INVESCO MIM, Inc.) I.R.S. I.D. No. 58-1707262

(2)   Check the Appropriate Box if a Member                 (a)   |_|
      of a Group (See Instructions)                         (b)   |X|

(3)   SEC Use Only

(4)   Citizenship or Place of Organization

      State of Delaware

Number of Shares              (5)   Sole Voting Power
Beneficially                              None
Owned by                      (6)   Shared Voting Power
Each Reporting                      7,913,775
Person With                   (7)   Sole Dispositive Power
                                      None
                              (8)   Shared Dispositive Power
                                    7,913,775

(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      7,913,775

(10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)            |_|

(11)  Percent of Class Represented by Amount in Row (9)
      3.974%

(12)  Type of Reporting Person (See Instructions)

      I.A.

ITEM 1 (A)        NAME OF ISSUER:
                  Lockheed Corporation

ITEM 1 (B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  4500 Park Granada Boulevard
                  Calabasas, CA  91399


ITEM 2 (A)        NAME OF PERSON(S) FILING:

                  INVESCO PLC

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  11 Devonshire Square
                  London EC2M 4YR
                  England

ITEM  2 (C)       CITIZENSHIP:

                  Organized under the laws of England

ITEM  2 (D)       TITLE OF CLASS OF SECURITIES

                  Common Stock

ITEM  2 (E)       CUSIP NUMBER:  539821108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a)       |_|   Broker or Dealer  registered  under  Section 15 of the
Act.
        (b)       |_|   Bank as defined in Section 3(a)(6) of the Act.
        (c)       |_|   Insurance  Company as defined in Section  3(a)(19)  of
                        the Act.
        (d)       |_|   Investment  Company  registered under Section 8 of the
                        Investment Company Act.
        (e)       |_|   Investment  Adviser  registered  under  Section 203 of
                        the Investment Advisers Act of 1940.
        (f)       |_|   Employee  Benefit Plan,  Pension Fund which is subject
                        to provisions of Employee  Retirement  Income Security
                        Act   of   1974   or   Endowment    Fund;   see   Rule
                        13d-1(b)(1)(ii)(F).
        (g)       |X|   Parent  Holding   Company  in  accordance   with  Rule
                        13d-1(b)(ii)(G).
        (h)       |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4  (a) - (c) OWNERSHIP:

            The information in items 1 and 5-11 on the cover pages (pp 2-7) of this statement on Schedule 13G is hereby incorporated by reference.

            The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS          |X|

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7      IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARIES  WHICH
            ACQUIRED  THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
            COMPANY:

             X INVESCO North American Group, Ltd - holding company in accordance with Rule 13d-1(b)(ii)(G)
             X    INVESCO   Group   Services,   Inc.  -  holding   conpany  in
                  accordance with Rule 13d-1(b)(ii)(G)
             X INVESCO, Inc. - holding company in accordance with Rule 13d-1(b)(ii)(G)
             X INVESCO North American Holdings, Inc. - holding company also in accordance with Rule 13d-1(b)(ii)(G)
             X    INVESCO  Capital  Management,   Inc.  -  investment  adviser
                  registered under Section 203 of the Investment Advisers Act of 1940.
                  INVESCO Funds Group, Inc. - investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
             X INVESCO Management & Research, Inc. - investment adviser registered under Section 203 of the Investment Advisers Act of 1940. INVESCO MIM Management Limited - investment adviser organized in England. INVESCO Asset Management Limited - investment advisor organized in England

            Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             Date: February 2, 1996



                              /s/ Graeme Proudfoot
                              Graeme Proudfoot, as Company Secretary for each of INVESCO PLC and INVESCO North American Group, Ltd.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             Date: February 2, 1996



                              /s/ David A. Hartley
                                    David A. Hartley, Secretary
                              INVESCO Group Services, Inc.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             Date: February 2, 1996



                               /s/ Deborah A. Lamb
                                    Deborah A. Lamb, Director of Compliance
                                  INVESCO, Inc.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                             Date: February 2, 1996



                               /s/ Frank J. Keeler
                              Frank J. Keeler, Secretary
                              INVESCO North American Holdings, Inc.

ITEM 10           CERTIFICATION:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             Date: February 2, 1996


                               /s/ Deborah A. Lamb
                              Deborah A. Lamb, Director of Compliance
                              INVESCO Capital Management, Inc.
                              (formerly known as INVESCO MIM, Inc.)